Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS SECOND QUARTER 2017 RESULTS

WATSONVILLE, CA, August 7, 2017 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the second quarter ended July 1, 2017. Second quarter 2017 net revenues were $247.2 million, a decrease of 1.7% compared to the same period last year. Comparable store sales were down 1.2%. Pre-tax income was $36.0 million, compared to $36.4 million last year in the comparable period. The company incurred expenses in the quarter of $1.4 million associated with the pending merger transaction described below and recorded a $0.6 million charge related to the reclassification of accumulated foreign currency translation balances to selling, general and administrative expense as a result of cessation of operations in Canada. These charges were partially offset by a $1.1 million credit related to a supplier refund for prior year over-billing. Adjusting for these unique events, the company improved second quarter pre-tax profit by $0.7 million. Earnings per share were $0.84, compared with $0.86 per share in the same period last year. Adjusted for the previously-mentioned, one-time expenses and credit, earnings per share were $0.86 per share.

Results for the Second Quarter of 2017

Net revenues for the quarter ended July 1, 2017 decreased by $4.4 million, or 1.7%, to $247.2 million compared to $251.6 million for the quarter ended July 2, 2016. The decrease reflects net closures of retail stores and lower comparable store sales.

Gross margin improved to 36.5%, compared to 35.5% during the same period in 2016. Lower promotional and clearance activity along with lower professional sales as a percentage of total revenue resulted in the improved margin. Selling, general and administrative expense increased year-over-year by $1.4 million, primarily due to $1.4 million of Merger-related expenses.

Net income for the second quarter was $21.2 million, or $0.84 per share, compared to net income of $21.6 million, or $0.86 per share, for the second quarter of 2016.

Inventory at the end of the second quarter was $243.4 million, down $10.2 million compared to the same period in 2016. As of July 1, 2017, the company had cash and cash equivalents totaling $113.3 million compared to $89.6 million at the same point in 2016.

Year-to-Date Results

Net revenues for the six months ended July 1, 2017 decreased by $5.7 million, or 1.5%, to $376.3 million compared to $382.0 million for the six months ended July 2, 2016. The decrease reflects net closures of retail stores and lower comparable store sales.

Gross margin improved to 32.7%, compared to 32.0% during the same period in 2016. Lower promotional and clearance activity along with lower professional sales as a percentage of total revenue resulted in the improved margin. Selling, general and administrative expense decreased year-over-year by $1.7 million, inclusive of $1.5 million of Merger-related expenses.

Net income for the first six months was $14.0 million, or $0.55 per share, compared to net income of $12.5 million, or $0.50 per share, for the first six months of 2016.

Pending Merger Transaction

As previously reported, the company and affiliates of Monomoy Capital Partners, a New York-based private equity fund (“Monomoy”), have entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which a wholly-owned subsidiary of Monomoy will merge with and into West Marine, with West Marine as the surviving corporation in the merger (the “Merger”). Under the Merger Agreement, West Marine stockholders, other than those who do not vote in favor of the Merger and perfect their statutory appraisal right under Delaware law, will receive $12.97 per share in cash, which represents a total equity value of approximately $338 million. This price represents a premium of approximately 34.4% closing price of our common stock reported on the NASDAQ Global Select Market on June 29, 2017, the last full trading day before the entering into of the Merger Agreement, and approximately 31.7% over the average closing price of West Marine’s common stock reported on NASDAQ for the trading days during the 30-day period ended on June 29, 2017.

The company was granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), by the Federal Trade Commission on July 25, 2017. The early termination of the HSR waiting period satisfies one of the conditions to the proposed Merger. Closing of the transaction remains subject to other closing conditions, including the affirmative vote in favor of the Merger by holders of a majority of the Company’s outstanding common stock and other customary closing conditions. It is anticipated that the special meeting of the Company’s stockholders to vote on the Merger will be held in the third quarter of this year and, if the transaction is approved, the Merger would be expected to close shortly thereafter. For more information regarding the proposed transaction with Monomoy, see the Form 8-K filed by the company on June 30, 2017 and the copy of the Merger Agreement filed as Exhibit 2.1 to this report.

The company will not host a conference call to discuss second quarter 2017 results and does not plan to do so for future quarters while the transaction with Monomoy is pending. Pursuant to the Merger Agreement, the company has suspended payment of cash dividends.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With 248 stores located in 37 states and Puerto Rico, an eCommerce website reaching domestic and international customers and a wholesale business for our professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets our customers need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Among other risks and uncertainties, there can be no guarantee that the Merger will be consummated, or if it is consummated, that it will close within the anticipated time frame. Additional risks and uncertainties relating to the Merger include: the company may be unable to obtain the approval of the company stockholders required for the Merger; other conditions to the closing may not be satisfied or waived; the Merger may involve unexpected costs, liabilities or delays; the company’s business may suffer as a result of uncertainty surrounding the proposed Merger, including due to disruption of current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; and the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement. Other risks and uncertainties include, among other things, expectations that our growth strategies will continue to drive profitability and improve margins, expectations related to our ability to manage costs, as well as facts and assumptions underlying these expectations, and the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), including EBITDA and earnings per share adjusted for certain one-time events that occurred during the quarter, including expenses related to the pending Merger. We believe EBITDA provides a helpful picture of the operating performance of the business by eliminating the effects of depreciation and interest expense and adjusted earnings per share is helpful by adjusting for expenses associated with the potential Merger, a currency translation adjustment charge related to cessation of our Canadian operations and a credit from a supplier for prior year overbilling. EBITDA and adjusted earnings per share are not measures of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below. For more information, see our Current Report on Form 8-K filed August 7, 2017.

Important Information For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy and West Marine. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the SEC, including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be provided to the stockholders of West Marine. Before making any voting or any investment decision, investors and security holders are urged to read the definitive proxy statement regarding the proposed transaction and any other relevant documents filed or to be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	July 1, 2017	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$113,271	$89,551
Trade receivables, net	10,341	10,649
Merchandise inventories, net	243,408	253,635
Other current assets	21,378	19,686
Total current assets	388,398	373,521

Property and equipment, net	77,832	80,508
Long-term deferred income taxes	3,718	4,017
Other assets	4,431	4,501
TOTAL ASSETS	$474,379	$462,547

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$73,172	$77,186
Accrued payroll	15,532	16,879
Accrued expenses and other	41,331	37,243
Total current liabilities	130,035	131,308

Deferred rent and other	20,609	18,193
Total liabilities	150,644	149,501

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,967,831 shares issued and 25,278,942 shares outstanding at July 1, 2017, and 25,628,645 shares issued and 24,939,756 shares outstanding
at July 2, 2016.	26	26
Treasury stock	(9,698)	(9,411)
Additional paid-in capital	216,900	213,137
Accumulated other comprehensive loss	(57)	(552)
Retained earnings	116,564	109,846
Total stockholders' equity	323,735	313,046
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$474,379	$462,547

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 1, 2017		July 2, 2016
Net revenues	$247,238	100.0%	$251,599	100.0%
Cost of goods sold	156,979	63.5%	162,369	64.5%
Gross profit	90,259	36.5%	89,230	35.5%
Selling, general and administrative expense	54,156	21.9%	52,718	21.0%
Income from operations	36,103	14.6%	36,512	14.5%
Interest expense	99	0.0%	116	0.0%
Income before income taxes	36,004	14.6%	36,396	14.5%
Provision for income taxes	14,784	6.0%	14,812	5.9%
Net income	$21,220	8.6%	$21,584	8.6%

Net income per common and common equivalent share:

Basic	$0.84		$0.87
Diluted	$0.84		$0.86

Weighted average common and common equivalent
shares outstanding:
Basic	25,235		24,884
Diluted	25,338		24,958

	26 Weeks Ended
	July 1, 2017		July 2, 2016
Net revenues	$376,301	100.0%	$382,004	100.0%
Cost of goods sold	253,120	67.3%	259,869	68.0%
Gross profit	123,181	32.7%	122,135	32.0%
Selling, general and administrative expense	99,044	26.3%	100,761	26.4%
Income from operations	24,137	6.4%	21,374	5.6%
Interest expense	210	0.0%	221	0.1%
Income before income taxes	23,927	6.4%	21,153	5.5%
Provision for income taxes	9,977	2.7%	8,682	2.2%
Net income	$13,950	3.7%	$12,471	3.3%

Net income per common and common equivalent share:

Basic	$0.55		$0.50
Diluted	$0.55		$0.50

Weighted average common and common equivalent
shares outstanding:
Basic	25,141		24,825
Diluted	25,287		24,910

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	July 1, 2017	July 2, 2016

OPERATING ACTIVITIES:
Net income	$13,950	$12,471
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	11,648	10,987
Share-based compensation	1,550	1,449
Realized cumulative foreign currency translation adjustment	580	-
Deferred income taxes	1,124	973
Provision for doubtful accounts	63	100
Lower of cost or market inventory adjustments	1,136	1,119
Loss on asset disposals	82	166
Changes in assets and liabilities:
Trade receivables	(3,990)	(3,607)
Merchandise inventories	(32,438)	(31,901)
Other current assets	(902)	3,656
Other assets	(66)	(392)
Accounts payable	41,083	51,999
Accrued payroll	(77)	(4,627)
Accrued expenses and other	11,760	9,737
Deferred items and other non-current liabilities	375	193
Net cash provided by operating activities	45,878	52,323

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	19	23
Purchases of property and equipment	(7,845)	(11,111)
Net cash used in investing activities	(7,826)	(11,088)

FINANCING ACTIVITIES:
Borrowings on line of credit	345	820
Repayments on line of credit	(317)	(820)
Cash dividend paid	(1,262)	-
Proceeds from exercise of stock options	250	-
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	310	287
Treasury shares acquired	(236)	(125)
Net cash provided by (used in) financing activities	(910)	162

Effect of exchange rate changes on cash	(12)	(5)

NET INCREASE IN CASH	37,130	41,392

CASH AT BEGINNING OF PERIOD	76,141	48,159
CASH AT END OF PERIOD	$113,271	$89,551
Other cash flow information:
Cash paid for interest	$141	$156
Cash paid for income taxes, net of refunds of $30 and $2,947	161	(2,753)
Non-cash investing activities:
Property and equipment additions in accounts payable	1,542	570

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

GAAP Net Income	$21.2	$21.6	$14.0	$12.5

Add Back:
Interest Expense (1)	0.1	0.1	0.2	0.2
Depreciation and Amortization (2)	5.8	5.5	11.5	10.9
Income Tax Expense	14.8	14.8	10.0	8.7
	20.7	20.4	21.7	19.8

EBITDA	$41.9	$42.0	$35.7	$32.3

(1)	Amortization of deferred financing costs related to our revolving credit facility are included in interest expense.
(2)	Included in cost of goods sold and selling, general and administrative expense.

West Marine, Inc.

Reconciliation of Non-GAAP Finanical Measures

(Unaudited and in thousands, except per share data)

	As Reported	As Adjusted	As Reported
	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
	July 1, 2017	July 1, 2017	July 2, 2016

GAAP Net income	$21,220	$21,220	$21,584
Add Back: transaction expense [1]	-	1,637	-
Add Back: Canadian translation adjustment [2]	-	581	-
Remove: supplier refund [3]	-	(1,107)	-
Add Back: income tax expense	14,784	14,784	14,812
Non-GAAP income before transaction expense, Canadian translation adjustment, supplier refund and taxes	36,004	37,115	36,396
Less: income tax expense at 41.1%	14,784	15,240	14,812
Non-GAAP adjusted net income	$21,220	$21,875	$21,584

	As Reported	As Adjusted	As Reported
	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
	July 1, 2017	July 1, 2017	July 2, 2016

GAAP Net income per diluted share	$0.84	$0.84	$0.86
Add Back: transaction expense [1]	-	0.06	-
Add Back: Canadian translation adjustment [2]	-	0.02	-
Remove: supplier refund [3]	-	(0.04)	-
Add Back: income tax expense	0.58	0.58	0.59
Non-GAAP income before transaction expense, Canadian translation adjustment, supplier refund and taxes per diluted share	1.42	1.46	1.45
Less: income tax expense at 41.1%	0.58	0.60	0.59
Non-GAAP adjusted net income per diluted share	$0.84	$0.86	$0.86

	As Reported	As Adjusted	As Reported
	26 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 1, 2017	July 1, 2017	July 2, 2016

GAAP Net income	$13,950	$13,950	$12,471
Add Back: transaction expense [1]	-	1,805	-
Add Back: Canadian translation adjustment [2]	-	581	-
Remove: supplier refund [3]	-	(1,107)	-
Add Back: income tax expense	9,977	9,977	8,682
Non-GAAP income before transaction expense, Canadian translation adjustment, supplier refund and taxes	23,927	25,206	21,153
Less: income tax expense at 41.1%	9,977	10,510	8,682
Non-GAAP adjusted net income	$13,950	$14,696	$12,471

	As Reported	As Adjusted	As Reported
	26 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 1, 2017	July 1, 2017	July 2, 2016

GAAP Net income per diluted share	$0.55	$0.55	$0.50
Add Back: transaction expense [1]	-	0.07	-
Add Back: Canadian translation adjustment [2]	-	0.02	-
Remove: supplier refund [3]	-	(0.04)	-
Add Back: income tax expense	0.39	0.39	0.35
Non-GAAP income before transaction expense, Canadian translation adjustment, supplier refund and taxes per diluted share	0.94	0.99	0.85
Less: income tax expense at 41.1%	0.39	0.41	0.35
Non-GAAP adjusted net income per diluted share	$0.55	$0.58	$0.50

[1]	Transaction expense consists of costs related to the pending Merger, and all such expense is reported as part of selling, general and administrative expense.
[2]	Canadian translation adjustment represents the charge associated with the reclassification of accummulated foreign currency translation balances following the cessation of operations in Canada.
[3]	Supplier refund represents a credit received for prior year over-billing.